From: ✓MS LONDON ABS, MORGAN STANLEY 3/19 20:23:52
Subject: **HOLMES 2007-1 PRICED**
Attachment(s): None Page 1/ 5

Morgan Stanley ABS London +44 207 677 7045 {MSG1 FROM MS ABS DESK <GO>}

HOLMES 07-1
** LAUNCHED + PRICED / SETTLEMENT MAR 28 **

BOOKS: CITI/MS/RBS ALL CLASSES, SANTANDER JOINT-BOOKS ON EUR & STG

Cl	F/Moodys/S&P	CCY	Size(m)	WAL	LFM	BMK	FINAL COUPON	PRICE
1A1	A1+/P1/F1+	USD	1,500.0	0.98	Mar-08	1m$L	-2	100
1A3	AAA/Aaa/AAA	GBP	600.0	1.07	Jul-20	3mGBPL	Pre-Placed	100
1B1	AA/Aa3/AA	USD	57.2					100
1B2	AA/Aa3/AA	EUR	21.4	1.07	Jul-40	3mL	+9	100
1B3	AA/Aa3/AA	GBP	-0-					
1C1	BBB/Baa2/BBB	USD	30.3					100
1C2	BBB/Baa2/BBB	EUR	22.7	1.07	Jul-40	3mL	+28	100
1C3	BBB/Baa2/BBB	GBP	15.55					100

From: /MS LONDON ABS, MORGAN STANLEY 3/19 20:23:52
Subject: **HOLMES 2007-1 PRICED**
Attachment(s): None

Morgan Stanley ABS London +44 207 677 7045 <MSG1 FROM MS ABS DESK <GO>

2A1	AAA/Aaa/AAA	USD	1,500.0	2.95	Jul-21	3m$L	Pre-Placed	100
2B1	AA/Aa3/AA	USD	-0-					
2B2	AA/Aa3/AA	EUR	26.3	3.07	Jul-40	3mL	+14	100
2B3	AA/Aa3/AA	GBP	-0-					
2M1	A/A2/A	USD	-0-					
2M2	A/A2/A	EUR	10.6	3.07	Jul-40	3mL	+22	100
2M3	A/A2/A	GBP	10.8					100
2C1	BBB/Baa2/BBB	USD	9.8					100
2C2	BBB/Baa2/BBB	EUR	21.9	3.07	Jul-40	3mL	+42	100
2C3	BBB/Baa2/BBB	STG	5.0					100
3A1	AAA/Aaa/AAA	USD	1,600.0	4.07	Jul-40	3m$L	+8	100
3A2	AAA/Aaa/AAA	EUR	1,500.0	4.07	Jul-40	3m€L	+10	100
3A3	AAA/Aaa/AAA	GBP	800.0	4.07	Jul-40	3m£L	+10	100
3B1	AA/Aa3/AA	USD	-0-					

From: /MS LONDON ABS, MORGAN STANLEY 3/19 20:23:52
Subject: **HOLMES 2007-1 PRICED**
Attachment(s): None
Morgan Stanley ABS London +44 207 677 7045 {MSG1 FROM MS ABS DESK <GO>

3B2	AA/Aa3/AA	EUR	46.7	3.82	Jul-40	3mL	+14	100
3B3	AA/Aa3/AA	GBP	48.0					100
3M1	A/A2/A	USD	-0-					
3M2	A/A2/A	EUR	28.0	3.82	Jul-40	3mL	+22	100
3M3	A/A2/A	GBP	28.8					100
3C1	BBB/Baa2/BBB	USD	-0-					
3C2	BBB/Baa2/BBB	EUR	86.9	3.82	Jul-40	3m€L	+42	100
3C3	BBB/Baa2/BBB	GBP	25.5					100
4A1	AAA/Aaa/AAA	USD	1,000	5.57	Jul-30	3m$L	Pre-Placed	100

* First coupon: 15th April 2007
* Bloomberg Ticker: HMI 07 <Mortgage> : will be available shortly
* B&D>> MS:USD, RBS:EUR, CITI: GBP

From: /MS LONDON ABS, MORGAN STANLEY 3/19 20:23:52
Subject: **HOLMES 2007-1 PRICED**
Attachment(s): None

Morgan Stanley ABS London +44 207 677 7045 {MSG1 FROM MS ABS DESK <GO>

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From: ✓MS LONDON ABS, MORGAN STANLEY 3/19 20:23:52
Subject: **HOLMES 2007-1 PRICED**
Attachment(s): None Page 5/ 5

Morgan Stanley ABS London +44 207 677 7045 {MSG1 FROM MS ABS DESK <GO>

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